As filed with the Securities and Exchange Commission on August 7, 2009
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
MONARCH COMMUNITY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	04-3627031 (I.R.S. employer identification no.)
375 North Willowbrook Road, Coldwater, Michigan 49036
(Address of principal executive offices, including zip code)
MONARCH COMMUNITY BANK
Employees’ Savings & Profit Sharing Plan and Trust
(Full title of the plan)

With a copy to:
Donald L. Denney	Timothy E. Kraepel
President and Chief Executive Officer	Howard & Howard Attorneys PLLC
Monarch Community Bancorp, Inc.	450 West Fourth Street
375 North Willowbrook Road	Royal Oak, Michigan 48067-2557
Coldwater, Michigan 49036	(248) 645-1483
(Name and address of agent for service)
(517) 278-4566
(Telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum
	to be	offering price	aggregate
	registered	per share	offering price	Amount of
Title of securities to be registered	(1)	(2)	(2)	registration fee
Common Stock, par value $0.01 per share	50,000	$3.90	$195,000	$10.89

(1)	Plus, pursuant to Rule 416, an indeterminate amount of plan interests, and a number of additional shares as may be issuable in the event of an adjustment as a result of an increase in the number of issued shares of Registrant’s Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) based on the $3.90 average of the high and low prices of Registrant’s Common Stock on the Nasdaq Stock Market on August 3, 2009.

PART I
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in this Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I on Form S-8.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
          The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant (File No. 000-49814) are incorporated in this Registration Statement by reference:
•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Proxy statement in connection with the 2009 Annual Meeting of Stockholders (excluding those portions that are not deemed “filed”);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	Current Reports on Form 8-K filed on February 9, 2009 and February 12, 2009;

•	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2008;

•	The description of Registrant’s Common Stock, $0.01 par value which is contained in Registrant’s Registration Statement on Form 8-A filed with the Commission under the Exchange Act (File No. 000-49814) on May 13, 2002, including any amendments or reports filed for the purpose of updating such description.
          All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
Item 4. Description of Securities
               Not applicable.
Item 5. Interests of Named Experts and Counsel
               Not applicable.

Item 6. Indemnification of Directors and Officers
          Article 12 of Monarch Community Bancorp, Inc.’s Articles of Incorporation provides for indemnification of current and former directors and officers or individuals serving any other entity at the request of the Company, to the fullest extent required or permitted under Maryland law. In addition, Article 12 provides for the indemnification of other employees and agents to the extent authorized by the Board of Directors and permitted under Maryland law. Article 12 also provides the Company with the authority to purchase insurance for indemnification purposes. The indemnification provisions set forth within Article 12 are non-exclusive in nature, however, the Company shall not be liable for any payment under Article 12 to the extent that said person entitled to be indemnified has actually received payment under any insurance policy, agreement or otherwise of the amounts indemnifiable under Article 12.
          Section 2-418 of the General Corporation Law of the State of Maryland permits a corporation to indemnify a person against judgments, penalties, settlements and reasonable expenses unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with “active and deliberate dishonesty,” (2) the person actually received an improper benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful.
          Maryland law provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. Maryland law also provides that a person may not be indemnified in any proceeding alleging improper personal benefit to the person in which the person was found liable on the grounds that personal benefit was improperly received.
          Maryland law further provides that unless otherwise provided in the corporation’s articles of incorporation, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. The Company’s Articles of Incorporation do not otherwise provide a bar against mandatory indemnification.
          Finally, Section 2-418 of the General Corporation Law also permits expenses incurred by a person in defending a proceeding to be paid by the corporation in advance of the final disposition of the proceeding upon the receipt of an undertaking by the director or officer to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against these expenses. The person seeking indemnification of expenses must affirm in writing that he or she believes in good faith that he or she has met the applicable standard for indemnification of expenses.
Item 7. Exemption from Registration Claimed
               Not applicable.

Item 8. Exhibits

Exhibit No.	Description

5.1	Opinion of Howard & Howard Attorneys PLLC

5.2	IRS Determination Letter

23.1	Consent of Plante & Moran, PLLC

23.2	Consent of Howard & Howard Attorneys PLLC (included in Exhibit 5.1 hereto)

24.1	Power of Attorney
Item 9. Undertakings
(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coldwater, State of Michigan, on August 7, 2009.

MONARCH COMMUNITY BANCORP, INC. (Registrant)
By:	/s/ Donald L. Denney
Donald L. Denney
President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Donald L. Denney Donald L. Denney	President and Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2009

/s/ Rebecca Crabill Rebecca Crabill	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 7, 2009

** Harold Adamson	Director	August 7, 2009

** Craig Dally	Director	August 7, 2009

** Richard Dobbins	Director	August 7, 2009

** James Gordon	Director	August 7, 2009

** Dr. Karl Loomis, MD	Director	August 7, 2009

** Martin Mitchell	Director	August 7, 2009

Signature	Title	Date

** Stephen Ross	Director	August 7, 2009

** Gordon Welch	Director	August 7, 2009

**By:	/s/ Rebecca Crabill
Rebecca Crabill
Attorney-in-Fact

          The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other person who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coldwater, State of Michigan, on August 7, 2009.

MONARCH COMMUNITY BANK EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN AND TRUST (Plan)
By:	/s/ Brian Larson
	Typed Name:	Brian Larson, Reliance Trust Company
	Its:	Trustee

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Howard & Howard Attorneys PLLC

5.2	IRS Determination Letter

23.1	Consent of Plante & Moran, PLLC

23.2	Consent of Howard & Howard Attorneys PLLC (included in Exhibit 5.1 hereto)

24.1	Power of Attorney